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                                                              EXHIBIT 10.16

                              MEMBERS' AGREEMENT

                            for PSMT Caribe, Inc.


                                   between


                               PRICESMART, INC.

                                     and

                                  PSC, S.A.


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                               MEMBERS' AGREEMENT

          This Members' Agreement (this "Agreement") is entered into as of September 14, 1998 by and between PriceSmart, Inc., a corporation organized and existing under the laws of the State of Delaware, U.S.A. ("PriceSmart"), and PSC, S.A., a company organized and existing under the laws of Panama ("PSC"). Each of PriceSmart and PSC are referred to in this Agreement as a "Shareholder," and collectively as the "Shareholders."

                                    RECITALS

          WHEREAS, the Shareholders intend to establish and invest in an International Business (Exempt) Company ("Newco") under the laws of the British Virgin Islands to be utilized as their joint venture vehicle for the establishment and operation of a business in Costa Rica, the Dominican Republic, El Salvador, Honduras and Nicaragua, said business being engaged in the sale of general merchandise, food and related products and services (the "Merchandise Business System"), pursuant to the agreement described below;

          WHEREAS, PriceSmart and its Affiliate intend to enter into, and the Shareholders intend to cause Newco or its Affiliates to enter into, a Licensing, Technology Transfer, Training and Sourcing Agreement (the "Licensing Agreement"), in the form attached hereto as Attachment A, pursuant to which PriceSmart will transfer a license to utilize certain intellectual property owned by PriceSmart for the establishment and operation of the Merchandise Business System, and PriceSmart and its Affiliate will provide certain training, management support and product sourcing services; and

          WHEREAS, in order to set forth certain rights and obligations of the Shareholders relating to Newco, the parties desire to enter into this Agreement.

                                   AGREEMENT

          NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, the parties agree as follows:

          1. DEFINED TERMS. Capitalized terms not defined herein have the respective meanings ascribed to them in the Licensing Agreement.

          2.     FORMATION OF NEWCO.

                 2.1 The Shareholders shall form Newco under the laws of the British Virgin Islands no later than November 1, 1998, under the name PSMT Caribe, Inc. or if this name is not acceptable to the authorities of the British Virgin Islands, such other name as may be approved by the Shareholders.

                 2.2 All costs involved in the formation of Newco shall be borne by Newco. Newco shall reimburse each Shareholder for any formation costs incurred by such Shareholder and approved by the Board of Directors of Newco (the "Board").


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          3.     CAPITALIZATION.

                 3.1 AUTHORIZED AND ISSUED CAPITAL. Newco shall have an authorized share capital consisting of one million two hundred fifty thousand (1,250,000) total shares, par value $1.00 per share. Such shares shall be issued as seven hundred fifty thousand (750,000) shares of Class A stock ("Class A Shares") and five hundred thousand (500,000) shares of Class B stock ("Class B Shares," and, together with Class A Shares, hereinafter referred to as the "Shares").

                 3.2     CAPITALIZATION.

                         3.2.1     The seven hundred fifty thousand (750,000)
Class A Shares shall be issued to PriceSmart. The initial capital contributed by PriceSmart shall be three million seven hundred fifty thousand United States Dollars (US $3,750,000), which amount shall be deposited into an Escrow Account, in accordance with Section 3.2.3.1, below, on or before September 18,1998. Thereafter, PriceSmart shall contribute directly to Newco on or before November 1, 1998 and upon notification from the Board of Director of Newco, eleven million two hundred fifty thousand United States Dollars
(US $11,250,000) and five million two hundred fifty thousand United States Dollars (US $5,250,000), respectively.

                         3.2.2     The five hundred thousand (500,000) Class
B Shares shall be issued to PSC. The initial capital contributed by PSC shall be two million five hundred thousand United States Dollars (US $2,500,000) which amount shall be deposited into an Escrow Account in accordance with Section 3.2.3.1, below, on or before September 18, 1998. Thereafter, PSC shall contribute directly to Newco on or before November 1, 1998 and April 1, 1999 seven million five hundred thousand United States Dollars (US $7,500,000) and three million five hundred thousand United States Dollars (US $3,500,000), respectively.

                         3.2.3     The initial capitalization as set forth in
Sections 3.2.1 and 3.2.2 shall be paid according to the procedures set forth below, provided however, that in the event the incorporation and registration of Newco is not completed prior to November 1, 1998 each party shall be entitled to the return of the capital it has so paid plus applicable interest (net of its portion of the Escrow fees) and to terminate all obligations arising under this Agreement.

                              3.2.3.1   ESCROW ACCOUNT.  On or before
September 18, 1998, PriceSmart and PSC shall place three million seven hundred fifty thousand United States Dollars (US $3,750,000) and two million five hundred thousand United States Dollars (US $2,500,000) respectively, in an Escrow Account managed by Chicago Title Insurance Co.

                              3.2.3.2   REGISTERED CAPITAL.  From the funds
deposited into the aforementioned Escrow Account, the Registered Capital shall be as to PriceSmart and PSC, seven hundred fifty thousand United States Dollars (US $750,000) and five hundred thousand United States Dollars (US $500,000) respectively. Concurrent with the registration of Newco, Newco shall have all rights to the Registered Capital.

                              3.2.3.3   BACK TO BACK LOANS.  The funds
deposited into the aforementioned Escrow Account totaling six million two hundred fifty thousand United States

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Dollars ($6,250,000) shall be deposited in an account ("Time Deposit
Account") at a bank mutually agreeable to the Shareholders ("The Lender"), concurrent with the incorporation and registration of Newco. Funds contributed by PriceSmart and PSC on November 1, 1998 and when requested by the Board of Newco as set forth in Section 3.2.1 and Section 3.2.2 above will also be deposited in the Time Deposit Account. The Lender shall make loans to Newco and/or OpCos (as defined in Section 4, below) in an amount equal to the funds in the Time Deposit Account, as and when requested by Newco. The funds deposited in the Time Deposit Account shall serve as collateral for such loans. Interest will be paid to each Shareholder in proportion to each Shareholder's deposit, less any and all fees and commissions owed to the Lender.

                 3.3 CAPITAL CALLS. In the event either Shareholder does not (i) pay the full consideration pursuant to Section 3.2 or (ii) make full payment in response to any future capital call by Newco, the proportionate interest in the registered capital of Newco of such Shareholder shall be diluted accordingly by increasing the registered capital and issuing additional Class A Shares or Class B Shares, as appropriate, to the Shareholder which provides the required capital. The amount of the increase of the registered capital shall be equal to the amount of additional capital paid in and the number of additional shares issued to the Shareholder which provides the capital shall be increased by sufficient additional shares to reflect each Shareholders' proportionate contribution to the capital of Newco.

                 3.4 ADDITIONAL FINANCING. The Shareholders acknowledge and agree that they intend to cause and shall cause Newco and/or Landco(s) (as defined in Section 4, below) to secure one or more loans, in the total principal sum of approximately fifty million six hundred thousand United States Dollars (US $50,600,000), the proceeds thereof to be used for the anticipated construction in the Territory of nine buildings for nine Territory Outlets.

          4. PURPOSE OF NEWCO AND ANTICIPATED NEWCO AFFILIATES. The purpose of Newco shall be to carry out the License Agreement in accordance with the terms thereof, directly, or through Affiliates of Newco as provided herein. The Shareholders agree to cause Newco to form two separate companies ("OpCo" and "Landco") in each of Costa Rica, the Dominican Republic, El Salvador, Honduras and Nicaragua, to be wholly-owned (or virtually wholly-owned where an additional owner is required by law) by Newco. The five OpCo companies will be the entities operating the Merchandise Business System and the five Landco companies will own or lease real estate in each respective country.

          5. LICENSING AGREEMENT. As promptly as practicable after the formation and capitalization of Newco pursuant to this Agreement, the Shareholders shall cause Newco to enter into the Licensing Agreement; Newco shall then sub-license the License Agreement to each OpCo of the applicable country, for such country (said country being the Territory under such sublicense). Alternatively, at the request of PriceSmart, each OpCo shall enter into the License Agreement as the direct Licensee of and for the applicable country (which country would then be the Territory under such direct License).

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          6.     ADHERENCE BY NEWCO.  As promptly as practicable after the
formation and capitalization of Newco pursuant to this Agreement, the Shareholders shall cause Newco to execute this Agreement and abide by its terms.

          7. COOPERATION; BEST EFFORTS. The Shareholders agree to cooperate and use their best efforts to take all actions necessary or advisable to carry out all the provisions contained in, and transactions contemplated by, this Agreement.

          8. OFFICE. The registered office of Newco shall be situated in the British Virgin Islands The principal place of business (which may act as the registered office as well) shall be located at an address mutually agreeable to the Shareholders.

          9.     MANAGEMENT AND MANAGEMENT RESPONSIBILITIES.

                 9.1     THE BOARD.

                         9.1.1     GENERAL.  The responsibility for the
overall policy direction of Newco shall be vested in the Board, which shall be comprised of five (5) directors (the "Directors"). Three (3) Directors shall be nominees nominated by the holders of a majority of Class A Shares (the "Class A Directors") and two (2) Directors shall be nominees nominated by the holders of a majority of Class B Shares (the "Class B Directors"). Each director may appoint an alternate. All Directors shall be elected by the majority vote of all the Shareholders. The holders of Class A Shares shall vote their Shares in favor of the election of the Class B Directors, and the holders of Class B Shares shall vote their Shares in favor of the election of the Class A Directors. If any percentage of Share holdings by a class decreases relative to that of the other class, then the number of such class's Directors shall be decreased in a direct proportion to its percentage holdings and the number of the other class's Directors shall be increased accordingly (e.g., if Class B's percentage Share holdings decrease to less than 40% but not less than 20% of the outstanding Shares, there would be one
(1) Class B Director and four (4) Class A Directors.) A quorum for meetings of the Board shall exist when a majority of Directors are present.

                         9.1.2     TERM OF DIRECTORS.  Class A Directors
shall serve at the pleasure of the holders of a majority of Class A Shares, and Class B Directors shall serve at the pleasure of the holders of a majority of Class B Shares.

                         9.1.3     VACANCIES AND REAPPOINTMENTS.  In the
event that a vacancy is created on the Board at any time (including any Director being unable to act at any time for any reason), such vacancy shall be filled by the alternate director designated to fill the vacancy. In the event that the designated alternate can not fill the vacancy, if the Director whose position becomes vacant was a Class A Director the holders of Class A Shares shall vote their Shares to elect a new Class A Director, and if the Director whose position has become vacant was a Class B Director the holders of a majority of Class B Shares shall vote their Shares to elect a new Class B Director.

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                         9.1.4     REMOVAL OF DIRECTOR.  Class A Directors
shall be removed at any time with or without cause upon written demand to the Board from the holder of a majority of Class A Shares. Class B Directors shall be removed at any time upon written demand to the Board from the holders of a majority of Class B Shares.

                         9.1.5     POWERS OF THE BOARD.  The Board shall have
all of the powers permitted to be exercised by the Board, pursuant to applicable law, except as otherwise limited or restricted in the Articles of Association of Newco or this Agreement.

                         9.1.6     ACTIONS OF THE BOARD.  Actions of the
Board may be taken at any meeting at which a quorum of Directors is present and of which notice was given to each Director at least ten (10) days prior to such meeting. Any two Directors can require the President to call a meeting. For purposes of this Section 9.1.6, notice is considered given to a Director on the day in which such notice is either (i) transmitted via facsimile to the facsimile number of such Director registered with Newco, or
(ii) deposited in overnight mail addressed to the address of such Director registered with Newco. Except for super-majority actions required to be taken according to the requirements set forth in Section 9.1.7 below, actions taken by the Board at a duly noticed and called meeting shall require the affirmative vote of a majority of the Directors present at such meeting. In the event of an even split of votes in favor of, and opposed to, any matter submitted for a vote of the Board, the President or, in his absence, his designee, shall have a second, or deciding, vote. Any action which may be taken at a duly noticed and called meeting of the Board may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all then-serving Directors. The Minutes of the Board shall not be valid and effective unless signed by the President and Secretary.

                         9.1.7     SUPER-MAJORITY ACTIONS.  The foregoing
notwithstanding, the following actions by the Board require an affirmative vote of at least four (4) Directors of the Board:

                              9.1.7.1   Approval of the Annual Business Plan,
referenced in Section 9.5 of this Agreement;

                              9.1.7.2   Purchases or leases of real estate by
Newco or by any Landco (or OpCo);

                              9.1.7.3   With the exception of the capital
required to be provided pursuant to Section 3.2 of this Agreement, calling for capital contributions (alone or in the aggregate) exceeding Five Hundred Thousand U.S. Dollars ($500,000);

                              9.1.7.4   Providing collateral or guarantees in
favor of third parties, including Shareholders;

                              9.1.7.5   Entering into any transactions
between Newco and any Shareholder or Affiliate of a Shareholder (not including any Landco or OpCo);

                              9.1.7.6   Issuing dividends to Shareholders, in
accordance with the Dividend Policy set forth in Section 10.4; and

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                              9.1.7.7   Opening more than nine Territory
Outlets.

                 9.2     SHAREHOLDERS.

                         9.2.1     MEETINGS.  Meetings of holders of Shares
shall be held at such times, and pursuant to such procedures (including without limitation, with respect to notice), as are contained therefor in the Articles of Association. The Minutes of the Shareholder Meetings and the entries in the Shareholders Registry Book shall not be valid and effective unless signed by both the President and the Secretary.

                         9.2.2     QUORUM.  The quorum necessary for the
transaction of business at a duly noticed and called meeting of the holders of Shares shall be the presence (in person or by proxy) of the holders of a majority of all outstanding Shares.

                         9.2.3     ACTIONS BY THE SHAREHOLDERS.  Any actions
permitted or required to be taken by the holders of Shares may be taken at any duly noticed and called meeting of the holders of Shares at which a quorum is present, in person or by proxy. Except as required by applicable law, such actions shall require the approval of a majority of the Shares present, in person or by proxy, at such meeting.

                         9.2.4     SUPER-MAJORITY APPROVAL.  The foregoing
notwithstanding, the following actions by Newco shall require the affirmative vote of the holders of a majority of Class A Shares and the affirmative vote of the majority of holders of Class B Shares:

                              (a)  Offering to sell Shares to the public; and

                              (b)  Amending the Articles of Association.

                 9.3     OFFICERS.

                         9.3.1     PRESIDENT.  Newco shall at all times
maintain a President, appointed by the Class A Directors, who shall be a member of the Board and serve as its Chairman. The President shall coordinate and direct the general policies of the Company. Under the authority of the Board, the President shall have the sole discretion to conduct the business of Newco within the parameters established in the Annual Business Plan (as defined in Section 9.5). The President shall serve at the pleasure of the Board. Upon removal or withdrawal of the President for any reason, the Class A Directors shall then, and from time to time thereafter as necessary, appoint a successor President . Among his other duties, the President shall vote all the shares of the OpCos and Landcos, consistent with the direction of the Board of Newco.

                         9.3.2     VICE PRESIDENT.  Newco shall at all times
maintain a Vice President , appointed by the Class B Directors. The Vice President shall be delegated by the President with such powers and responsibilities as shall be required for the Vice President to fulfill all of his obligations under applicable law. The Vice President shall serve at the pleasure of the Board. Upon removal or withdrawal of the Vice President for any reason, the Class B

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Directors shall then, and from time to time thereafter as necessary, appoint a successor Vice President.

                         9.3.3     SECRETARY.  Newco shall at all times
maintain a Secretary, appointed by the Class B Directors, who shall be a member of the Board. The Secretary shall be delegated by the President with such powers and responsibilities as shall be required for the Secretary to fulfill all of his obligations under applicable law. The Secretary shall serve at the pleasure of the Board. Upon removal or withdrawal of the Secretary for any reason, the Class B Directors shall then, and from time to time thereafter as necessary, appoint a successor Secretary.

                         9.3.4     TREASURER.  Newco shall at all times
maintain a Treasurer, appointed by the Class A Directors. The Treasurer shall be delegated by the President with such powers and responsibilities as shall be required for the Treasurer to fulfill all of his obligations under applicable law. The Treasurer shall serve at the pleasure of the Board.
Upon removal or withdrawal of the Treasurer for any reason, the Class A Directors shall then, and from time to time thereafter as necessary, appoint a successor Treasurer. The Treasurer shall file all tax returns and make all elections required, consistent with the direction of the Board.

                 9.4     Intentionally Omitted.

                 9.5 ANNUAL BUSINESS PLAN. Annually, prior to June 30, the President shall present to the Board a detailed business plan for Newco (the "Annual Business Plan"). Such Annual Business Plan shall show, among other things, as to the ensuing year, a budget for capital investment for future projects, a budget for capital and operating expenditures in connection with projects already underway, revenue projections and a marketing strategy. Such Annual Business Plan shall also show, as to the ensuing three years, the projected working capital and capital investment needs of Newco, OpCos and Landcos. The Board shall endeavor to approve each year's Annual Business Plan by July 31 of the preceding year. In the event that the Annual Business Plan for any fiscal year (the "Current Year") of Newco is not approved by the Board, for any reason, on or before July 31 of the preceding year, then the prior year's Annual Business plan shall automatically be deemed approved for each month of the Current Year (with a PRO RATA portion of such plan in effect for any partial months until such time as the Current Year's Annual Business Plan is approved).

                 9.6 COMPTROLLER. The Class B Shareholders may appoint a Comptroller, who shall be entitled to attend and observe all meetings of the Board, provided, however, that the Comptroller shall not be a member of the Board (and accordingly shall not have the right to vote nor be counted when determining whether a quorum exists).

          10.    ACCOUNTING AND REPORTS; DIVIDEND POLICY.

                 10.1 ACCOUNTING AND RECORDS. Newco shall keep accurate accounting records of all operations and, in addition to any rights to inspection granted under British Virgin Islands law, such records shall be open to inspection by either Shareholder, or by either Shareholder's duly authorized representative, during business hours, so long as such Shareholder or its Affiliate continues to hold at least Twenty-Five percent (25%) of the Shares. Newco's

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financial records shall be audited annually pursuant to generally accepted accounting principles at the expense of Newco by the outside auditing firm named pursuant to Section 10.2 below. Such auditing firm shall furnish copies of its report to Newco and to each Shareholder within thirty (30) days after the completion thereof. The copy furnished to PriceSmart shall be in the English language and shall be certified as accurate.

                 10.2 AUDITORS. The statutory auditors for Newco shall be an internationally recognized firm of certified public accountants. The statutory auditors for Newco initially shall be Ernst and Young.

                 10.3 REPORTS. Newco shall file or otherwise submit to any government body all financial and other statements and reports required to be so filed or submitted under applicable law.

                 10.4 DIVIDEND POLICY. Within ninety (90) days of the end of each fiscal year the Board shall review the working capital and capital investment needs of Newco, OpCos and Landcos (collectively "Capital Requirements") as set forth in the Annual Business Plan, and the Board may declare cash dividends to Shareholders to the extent of available funds in excess of such Capital Requirements.

          11.    TRANSFERS OF SHARES.

                 11.1 CONSENT AND REFUSAL RIGHTS. No Shareholder may sell, assign, or otherwise transfer (collectively, "transfer") any of its Shares in Newco (the Shares subject to transfer being the "Subject Shares") to any entity (a "Third Party Transfer") unless:

                         11.1.1    such Shareholder obtains the prior written
consent of the other Shareholder of Newco, such consent not to be unreasonably withheld; and

                         11.1.2    such Shareholder first makes an
irrevocable offer (the "Transfer Offer") in writing to the other Shareholder of Newco to transfer the Subject Shares to such other Shareholder, at the same purchase price and on the same terms and conditions as the proposed Third Party Transfer (the "Price, Terms and Conditions"). If within thirty
(30) days of receipt of the Transfer Offer, the offeree Shareholder notifies the offering Shareholder in writing of its intention to accept the Transfer Offer, the Shareholders shall promptly consummate the transfer with respect to the Subject Shares. If the offeree Shareholder does not so notify the offering Shareholder within such thirty (30) day period, the offering Shareholder may, during the succeeding thirty (30) day period, consummate the Third Party Transfer on the Price, Terms and Conditions. If at the expiration of such succeeding thirty (30) day period the Third Party Transfer is not so consummated, all the obligations to comply with this Section 11.1 shall again be in effect with respect to the Subject Shares.

                 11.2 TAG-ALONG RIGHTS. Subject to Section 11.1 and 11.5, if, at any time, PriceSmart proposes to transfer any Shares owned by PriceSmart to any proposed purchaser, PriceSmart shall afford PSC (and any transferees of PSC's Shares) the opportunity to participate in such transfer in accordance with the procedures set forth in Exhibit A.

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                 11.3    DRAG-ALONG RIGHTS.  Notwithstanding Section 11.1,
if, at any time, PriceSmart proposes to transfer to any proposed purchaser (including transfers to purchasers under Section 11.5 (ii) and (iii)) all of the Shares owned by PriceSmart, PriceSmart may require, at its sole discretion, that PSC (and any transferees of its Shares) sell all of the Shares owned by PSC (and any transferees of its Shares) to the same proposed purchaser for the same proportionate consideration and otherwise on the same terms and conditions as PriceSmart proposes to transfer its Shares, in accordance with the procedures set forth in Exhibit A.

                 11.4    PROHIBITED TRANSFERS.  Except as provided in Section
11.5 below, no Shareholder may transfer any Shares of Newco to any of Wal-mart Stores, Inc., SHV Holdings, N.V. (Makro), Dayton Hudson Corporation, Kmart Corporation, The Home Depot, Inc., Office Depot, Inc., Costco Companies, Inc., Carrefour, S.A., BJ's Wholesale Club, Inc. or their respective Affiliates.

                 11.5 PERMITTED TRANSFERS. The restrictions on transfers of Shares contained in this Section 11 (i.e., in Sections 11.1, 11.2 and 11.4) shall not apply to any transfer or series of transfers of Shares (i) by any Shareholder to an Affiliate of such Shareholder, (ii) by PriceSmart to an entity into which or with which PriceSmart is merged or consolidated, or
(iii) by PriceSmart to an entity acquiring substantially all the assets of PriceSmart.

                 11.6 SHAREHOLDERS' AGREEMENT. No transfer of Shares shall be permitted unless and until the transferee has become a party hereto and assumed all applicable obligations of a "Shareholder" hereunder. The Shareholders shall negotiate in good faith to make any amendments to this Agreement required to reflect the change in the nature of Newco's ownership caused by a transfer of Shares.

                 11.7 PLEDGES OF SHARES. No Shareholder may pledge, mortgage, create or provide for a security interest in, or convey in trust any Shares without the prior written consent of the other Shareholder; provided, however, that Shares may be pledged to Banco Promerica, S.A.-Costa Rica, Banco Promerica, S.A.-El Salvador, Banco de la Produccion, S.A., St. Georges Bank & Trust Co. Ltd. (or to any other Bank if first approved by the Board of Newco) as collateral for funds borrowed by a Shareholder when (but only when) those funds are thereupon contributed as capital to Newco.

                 11.8 CONSEQUENCES OF INAPPROPRIATE TRANSFERS. Each Shareholder hereby renounces any rights under any applicable law which may preclude the enforcement of Sections 11.1, 11.2, 11.3 or 11.4. If notwithstanding the provisions of this Section 11 a Shareholder transfers any of its Shares in violation of Sections 11.1, 11.2. 11.3 or 11.4, then, in addition to and not in lieu of any other available remedies, such Shareholder shall be required to pay to the other Shareholder the sum of one million dollars ($1,000,000) or 10% of the total capitalization of Newco, whichever amount is greater.

          12.    BUY-SELL RIGHTS UPON IMPASSE.

                 12.1 IMPASSES. As provided in Sections 9.1.7 and 9.2.4 of this Agreement, action by the Board and by the Shareholders with respect to certain specified matters

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require super-majority approval.  Any such proposition which does not receive super-majority approval shall be deemed defeated, except that if at any time the Board or Shareholders (as applicable) reaches such an impasse on an issue with respect to Newco's rights or obligations (as distinguished from the rights or obligations between the Shareholders themselves) which impasse, if unresolved, precludes the continuing performance by Newco under any contract to which it is a party or the operation of any significant part of Newco's business and such impasse is not resolved within five (5) days thereafter, the issue shall immediately be referred jointly to the chief executive of PriceSmart and the chief executive of PSC for resolution. If these individuals are unable to agree upon a resolution within five (5) days after referral of such impasse to them, then an impasse is deemed to have been reached and the Buy-Sell provisions of this Section 12 of this Agreement shall become applicable.

                 12.2 At any time ten (10) days after an impasse is reached either Shareholder (the "Offeror Shareholder") shall have the right, exercisable by written notice (the "Buy-Sell Offer") to the other Shareholder (the "Offeree Shareholder"), to offer to buy all of the Offeree Shareholder's Shares at the Fair Market Value (as described in Exhibit B) and upon the terms and conditions specified in the Buy-Sell Offer.

                 12.3 The Offeree Shareholder must elect by written notice to the Offeror Shareholder within thirty (30) days after receipt of the Buy-Sell Offer, either (i) to sell the Offeree Shareholder's Shares to the Offeror Shareholder at the Fair Market Value and upon the terms and conditions specified in the Buy-Sell Offer, or (ii) to purchase the Offeror Shareholder's Shares at a per Share purchase price equal to the per Share price contemplated in the Buy-Sell Offer, plus 5% of such per Share price.

                 12.4    If the Offeree Shareholder elects clause (i) of
Section 12.3, the Shareholders will, as promptly as practicable, prepare, execute and deliver such documents and take such other actions as may be required to effect the sale of Shares contemplated in clause (i) of Section 12.3.

                 12.5    If the Offeree Shareholder elects clause (ii) of
Section 12.3, the offer made thereunder shall be deemed to be a new Buy-Sell Offer by the Offeree Shareholder under Section 12.2. If the Offeror Shareholder then elects clause (i) of Section 12.3, the Offeror Shareholder will sell its Shares to the Offeree Shareholder under Section 12.4. If, however, the Offeror Shareholder elects under clause (ii) of Section 12.3 to offer to purchase the Offeree Shareholder's Shares at a per Share price equal to 105% of the Offeree Shareholder's proposed per Share purchase price, such offer shall be deemed a new Buy-Sell Offer by the Offeror Shareholder under
Section 12.2, whereupon the Offeree Shareholder shall have the right either to sell or to offer to buy at a per Share price equal to 105% of the Offeror Shareholder's new per Share price. This process will continue until one Shareholder, in response to a Buy-Sell Offer, elects clause (i) of Section
12.3 and sells its Shares to the other Shareholder hereunder.

          13.    OPTION TO PURCHASE UPON TERMINATION.

                 13.1 At any time within (30) days following the termination of this Agreement by a Shareholder pursuant to Section 14.2, such Shareholder or its nominee shall have the right, but not the obligation, to elect to purchase all of the other Shareholder's Shares, said election to be made by the service of written notice thereof to such other Shareholder (the "Option Notice"). The purchase price for such Shares shall be at the lower of their (i) Fair Market Value (as described in Exhibit B) or (ii) stock purchase price paid by such other Shareholder plus other total contributed capital by such other Shareholder plus interest on such amount accruing from the date of such other Shareholder's acquisition of such Shares at a rate per annum equal to the prime lending rate of Bank of America, N.A. as of the Option Notice date.

                 13.2 Upon delivery by a Shareholder of the Option Notice under this Section 13, the Shareholders will, as promptly as practicable, prepare, execute and deliver such documents and take such other actions as may be required to promptly effect the transfer of Shares contemplated hereby.

          14.    TERMINATION.

                 14.1 TERMINATION OF LICENSING AGREEMENT. This Agreement shall terminate immediately upon termination of the Licensing Agreement for any reason. Upon termination of this Agreement pursuant to this Section 14.1, Newco shall dissolve and liquidate its assets.

                 14.2 TERMINATION BY SHAREHOLDER. This Agreement may be terminated upon written notice, effective immediately, by either Shareholder (in which event Section 13 of this Agreement shall become applicable) if any of the following occur:

                         14.2.1    A receiver is appointed for the other
Shareholder or its property; the other Shareholder becomes unable to pay its debts as they mature in the ordinary course of business or makes an assignment for the benefit of creditors; or any proceedings are commenced against the other Shareholder under any bankruptcy, insolvency or debtor relief law and such proceedings are not vacated or set aside within sixty
(60) days from the date of commencement thereof;

                         14.2.2    The other Shareholder materially breaches
or fails to perform any obligation or covenant in this Agreement and fails to cure such breach or failure within ten (10) days following notice thereof by the Shareholder; provided, that if such breach or failure cannot be cured within such ten (10) day period, then the other Shareholder shall not be deemed to be in breach hereunder if it has commenced a cure within such ten
(10) day period and the other Shareholder diligently completes such cure as soon as possible, and within a thirty (30) day period; or

                         14.2.3    The other Shareholder materially breaches
or fails to perform any obligation or covenant in this Agreement for the third time during any twelve (12) month period.

                         14.2.4    Any Shareholder elects to terminate this
Agreement under Section 3.2.3, above.

                 14.3 ACQUISITION OF ALL SHARES. This Agreement shall terminate immediately upon the acquisition of all of the outstanding Shares of Newco by either Shareholder.

                 14.4 EFFECT OF TERMINATION. Upon termination or expiration of this Agreement for any reason, all obligations of the parties hereunder shall terminate prospectively forthwith (other than those set forth in Sections 13, 14, 15, 16 and 19, which shall survive indefinitely or as specified therein).

          15. CONFIDENTIALITY. During the term of the Licensing Agreement and for three (3) years thereafter, PSC and its Affiliates shall maintain in strict confidence all information they have obtained or shall obtain from Newco or PriceSmart or its Affiliates, pursuant to this Agreement, the Licensing Agreement or otherwise, relating to the business, operations, properties, assets, products, condition (financial or otherwise), liabilities, employee relations, customers, suppliers, prospects, technology, or trade secrets of Newco or PriceSmart or its Affiliates; except to the extent such information (i) is in the public domain through no act or omission of the disclosing party, (ii) is required to be disclosed by law, or
(iii) is independently learned by the disclosing party outside of this relationship ("Confidential Information"). PSC agrees to (i) cause its directors, officers, senior management personnel, as well as its employees, agents or representatives who may have access to Confidential Information relating to Newco or PriceSmart to enter into an appropriate written confidentiality and proprietary rights agreement, in the form attached hereto as Exhibit C, prior to disclosing to such individuals any such Confidential Information, and (ii) immediately deny access to such Confidential Information to any individual who breaches such agreement. Newco and PriceSmart shall each be a third party beneficiary of each such agreement. PSC shall use its best efforts to protect the Confidential Information, and shall not use the Confidential Information for its own benefit or the benefit of any other person or entity, except as may be specifically permitted in this Agreement or the Licensing Agreement.

          16. NON-COMPETITION. In order to preserve for the benefit of PriceSmart the value of Confidential Information relating to PriceSmart, PSC agrees that neither it, its shareholders, its Affiliates nor their respective directors, officers and other management personnel ("Key Employees") shall engage in, be employed by, consult for or invest in a business which is similar to or competes with the Merchandise Business System, including, among other things, discount stores, warehouse stores, and hypermarkets, during the term of the Licensing Agreement and for three (3) years thereafter; provided, however, that: (i) Key Employees and the shareholders of PSC may continue to engage in, be employed by, consult for and invest in any business where such engagement, employment, consultation or investing relationship exists as of the date of this Agreement. It shall be the obligation of PSC, no later than ninety (90) days following the date hereof, to procure from all of its shareholders, Affiliates and Key Employees their written agreement to abide by this covenant in the form attached hereto as Exhibit D or in another form acceptable to PriceSmart, and PriceSmart shall be a third party beneficiary of each such agreement.

          17. PUBLIC OFFERING. In the event the Shareholders vote, in accordance with Section 9.2.4 of this Agreement, to offer to sell the Shares of Newco to the public, all Shares

(whether Class A Shares or Class B Shares) shall be offered for sale on an equal basis, and upon the effective date of the public offering all Shares shall be deemed to be Class A Shares and all Directors shall be deemed to be Class A Directors. PriceSmart and PSC agree that at least once per year they will in good faith review the status of the business of Newco as well as the public market to determine whether appropriate financial circumstances exist to offer the Shares of Newco to the public; if so they will take all appropriate action to so offer the Shares to the public.

          18. CONFORMITY WITH LAWS. No Shareholder shall, or shall cause Newco to, through or by their respective agents, employees, representatives or otherwise, directly or indirectly make, give or promise any payment or other thing of value to any person for any purpose, or commit any other act, which is unlawful under the laws of the United States, including without limitation, the U.S. Foreign Corrupt Practices Act.

          19.    DISPUTE RESOLUTION; ARBITRATION.

                 19.1 All disputes and claims concerning the validity, interpretation, performance, termination and/or breach of this Agreement ("Dispute(s)") shall be referred for final resolution to arbitration in Miami, Florida, USA under the UNCITRAL Rules ("Rules") as administered by the American Arbitration Association. All proceedings shall be conducted in the English language. The parties hereby agree that arbitration hereunder shall be the parties' exclusive remedy and that the arbitration decision and award, if any, shall be final, binding upon, and enforceable against, the parties, and may be confirmed by the judgment of a court of competent jurisdiction.
In the event of any conflict between the Rules and this paragraph, the provisions of this paragraph shall govern.

                 19.2 Notwithstanding the above, a party may bring court proceedings against any other party (i) to obtain preliminary injunctive relief pending completion of arbitration, or (ii) as part of litigation commenced by a third party. The parties hereby submit to personal jurisdiction in the State of Florida, U.S.A.

                 19.3 The prevailing party in any arbitration or court proceeding shall be awarded its reasonable attorneys' fees against the non-prevailing party or parties.

          20. NO WITHHOLDINGS AND DEDUCTIONS. All payments to be made by a Shareholder under this Agreement shall be made free and clear and without subtraction of any taxes, deductions, withholdings, conversion fees, wire transfer fees or offset of any kind. All such taxes and fees shall be the responsibility of the entity making the payment. No party may offset, deduct or withhold amounts owed it by the other party. Any withholding taxes imposed by any jurisdiction are the responsibility of, and shall be paid by, the entity making the payment.

          21. CONFLICT. If there occurs a conflict between or among this Agreement or the Bylaws, the prevailing provisions, as between the parties, shall be: FIRST, those contained in the Agreement and, SECOND, those contained in the Articles of Association to the extent not inconsistent with this Agreement.

          22. RELATIONSHIP OF THE PARTIES. This Agreement shall not make any party an agent of any other party for any purpose, and Newco shall not be deemed an agent for either party, or either party an agent for Newco. This Agreement does not create a partnership and the Shareholders are not liable as partners. No party shall have the right or authority to assume, create or enlarge any obligation or commitment on behalf of any other party and shall not represent itself having the authority to bind any other party in any manner.

          23. ASSIGNMENT. Except as expressly permitted by this Agreement, no party shall assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party. PSC may, without the prior written consent of PriceSmart, assign, delegate or otherwise transfer any of its rights or obligations under this Agreement to an Affiliate of PSC. PriceSmart may, without the prior written consent of PSC assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement to (i) an Affiliate, (ii) an entity into which or with which PriceSmart is merged or consolidated, or (iii) an entity acquiring substantially all the assets of PriceSmart.

          24. AMENDMENTS. Amendments to or modifications of this Agreement may be made only by mutual agreement of the parties in writing and shall be subject to whatever Governmental Approvals are required by applicable law.

          25. EXPENSES. Each of the parties shall bear its own expenses incurred in connection with the negotiation, execution and delivery of this Agreement.

          26. NO WAIVER. The failure of any party to insist upon the strict observance and performance of the terms of this Agreement shall not be deemed a waiver of other obligations hereunder, nor shall it be considered a future or continuing waiver of the same terms.

          27. NOTICE. All notices and other communications under the Agreement shall be in writing, shall be delivered by facsimile transmission, air courier service, in person or by registered or certified mail with return receipt requested, and shall be deemed to have been duly given on the date of any receipt or record maintained by the service or person making delivery. Delivery shall be to the address set forth below or such other address or facsimile number as may hereafter be furnished in writing by either party to the other. The current address for each party is set forth below the signatures, hereinbelow.

          28. VALIDITY OF AGREEMENT. In the event any provision of this Agreement is held by a court having proper jurisdiction to be for any reason unenforceable or invalid, the remaining provisions of this Agreement shall continue to remain in full force and effect.

          29. APPLICABLE LAW. This Agreement shall be interpreted in accordance with, and all questions concerning the validity, performance or breach of this Agreement shall be governed by, the laws of the State of Florida, U.S.A.

          30. LANGUAGE. The official version of this Agreement is in the English language, and shall govern over any non-English translations.

          31. INTERESTED PARTY TRANSACTIONS. The Shareholders agree that Newco may negotiate and enter into agreements with, and otherwise deal with, a Shareholder or its Affiliate (each, an "Interested Party Transaction").
The Shareholders agree that (a) the involvement of the interested party in the Interested Party Transaction shall not be, and shall not be deemed to be, a conflict of interest vis-a-vis such Shareholder's participation in the business and management of

Newco, and (b) the participation of the interested party, with respect to Newco's negotiation, execution and performance of such Interested Party Transaction, shall not be prohibited or otherwise hindered by virtue of its interest in such transaction. In particular, the Shareholders acknowledge and agree that Newco shall enter the Licensing Agreement with PriceSmart and that PriceSmart's rights under Section 6.3 of the License Agreement include the exclusive right to determine the schedule (including the timing and country location) of the establishment and opening of certain Territory Outlets. In addition, each of the Shareholders acknowledge and agree that when it is necessary for PriceSmart to purchase goods or services for the Merchandise Business Systems, which goods or services are produced by a shareholder of PSC to the standards required by PriceSmart, such shareholder shall have the right to provide such goods or services provided that the price thereof meets or beats any competitive bid. Further, PriceSmart will allow the shareholders of PSC to purchase merchandise from PriceSmart, for sale within a particular country (where such merchandise is available in PriceSmart's inventory), with the purchase price being the same net landed cost which is charged to the OpCo in the subject country; provided, however, that the law permits the shareholders to agree, and the shareholders shall agree not to sell such merchandise below that OpCo's selling prices..

          32. PRESS RELEASES. No Shareholder or Affiliate thereof shall issue any press release or make any public announcement concerning the transactions contemplated hereby without the prior written consent of the other Shareholder.

          33. INTEGRATION. This Agreement is the only agreement between the parties with respect to the subject matter contained herein. This Agreement supersedes all prior oral or written understandings, agreements and offers between the parties related to such subject matter.

          34.    AUTHORIZATION.

                 34.1 PRICESMART, INC. PriceSmart represents and warrants that it is a corporation duly organized and existing and is in good standing under the laws of the State of Delaware, U.S.A.; that the persons signing this agreement in behalf of PriceSmart have been validly authorized to do so; that no other action is requisite to the execution and delivery of this Agreement by PriceSmart; that no consents or waivers of or by any third party are necessary to permit consummation by PriceSmart of the transactions contemplated herein; and that this Agreement has been, and all documents to be delivered by PriceSmart, will be authorized and properly executed and constitute or will constitute, as appropriate, the valid and binding obligations of PriceSmart, enforceable in accordance with their terms.

                 34.2 PSC, S.A. PSC represents and warrants that it is a sociedad anonomia, duly organized and existing and is in good standing under the laws of the country of Panama; that the persons signing this agreement in behalf of PSC have been validly authorized to do so; that no other action is requisite to the execution and delivery of this Agreement by PSC; that no consents or waivers of or by any third party are necessary to permit consummation by the PSC of the transactions contemplated herein; that this Agreement has been and all documents to be delivered by PSC, will be authorized and properly executed and constitute or will constitute, as appropriate, the valid and binding obligations of PSC, enforceable in accordance with their terms; that the shareholders of PSC are those persons and entities identified in Schedule 1 to this

Agreement; and that each shareholder of PSC shall not be permitted to sell, assign or otherwise transfer any of its shares in PSC: (i) to any person or entity which engages in a business which is similar to or competes with the Merchandise Business System; and (ii) without the prior written consent of PriceSmart, said consent not be unreasonably withheld and being premised upon the proposed transferee's: a) financial ability and status; b) moral character and standing in the proposed transferee's business community; and
c) relationship with the countries in which Newco (or its subsidiaries) intends to conduct business.

          IN WITNESS WHEREOF the parties hereto have executed this Members' Agreement as of the date first written above.

PRICESMART:                                  PSC:

PRICESMART, INC.                             PSC, S.A.

By: ______________________________           By: ______________________________

Print Name:    ___________________           Print Name:_______________________

Print Title:   ___________________           Print Title:______________________

Address: 4649 Morena Blvd.                   Address:________________________
         San Diego, CA 92117                         ________________________
Fax Number:   (619) 581-4707                         ________________________
                                             Fax Number:  ___________________


WITNESSETH:

____________________________________
Mario Sebastian Rappaccioli McGregor

____________________________________
Vicente de Jesus Carrion

____________________________________
Edgar Zurcher



NEWCO:

PSMT Caribe, Inc.

By: ______________________________
Print Name:_______________________
Print Title:______________________

Address:_______________________
        _______________________
Fax Number:____________________

                                    SCHEDULE 1
                            SHAREHOLDERS OF PSC, S.A.


Caribbean Capital Corporation                     9.09%
Los Minos, Santo Domingo
Dominican Republic

Edgar Zurcher                                     9.09%
C1, Avenida 9 & 11
No. 959
San Jose Costa Rica

Inversiones San Sebastian, S.A.                   9.09%
Santo Domingo 150 Baras Arriba
Managua, Nicaragua

Ramiro Ortiz Mayorga                              9.09%
Managua, Nicaragua

Tiendas Carrion, S.A.                             9.09%
C/O Financiera Promerica
Barrio Los Andes
11 Avenida, 13 Calle Noroeste
San Pedro Sula, Honduras

Hayes Investment Inc.                             9.09%
C/O Financiera Promerica
Barrio Los Andes
11 Avenida, 13 Calle Noroeste
San Pedro Sula, Honduras

Promerica Capital Market, S.A.                    45.46%
Apto 1289-1200
San Jose, Costa Rica

                                    EXHIBIT A



I.   PROCEDURE APPLICABLE TO TAG-ALONG RIGHTS

     1. PSC (and any transferees of its Shares) shall have the right to transfer, at the same price per share and upon identical terms and conditions as the proposed transfer by PriceSmart, any or all of the Shares owned by PSC (and any transferees of its Shares). At the time any transfer to a proposed purchaser is proposed, PriceSmart shall give notice to PSC (and any transferees of its Shares) of its right to sell Shares hereunder (the "TAG-ALONG TRANSFER NOTICE") which notice shall set forth the name and address of the proposed purchaser and state the number of Shares proposed to be transferred, the proposed offering price, the proposed date of any such transfer (the "TAG-ALONG TRANSFER DATE") and any other material terms and conditions of the proposed transfer.

     2. In the event that PSC (and any transferees of its Shares) wishes to participate in the transfer, it shall provide written notice (the "TAG-ALONG NOTICE") to PriceSmart no less than ten (10) days prior to the Tag-Along Transfer Date; PROVIDED PriceSmart shall deliver the Tag-Along Transfer Notice at least twenty (20) days prior to the Tag-Along Transfer Date. The Tag-Along Notice shall set forth the number of Shares that PSC (and any transferees of its Shares) elects to include in the transfer. The Tag-Along Notice given by PSC (and any transferees of its Shares) shall constitute its binding agreement to transfer such Shares on the terms and conditions and for the same consideration per Share applicable to the transfer by PriceSmart.

     3. If a Tag-Along Notice is not received by PriceSmart prior to the expiration of the ten-day period specified above, then PriceSmart shall have the right to transfer the number of Shares specified in the Tag-Along Transfer Notice to the proposed purchaser without any participation by PSC (or any transferees of its Shares), but only on terms and conditions which are no more favorable to PriceSmart in any material respect than as stated in the Tag-Along Transfer Notice and only if such transfer occurs on a date within one hundred twenty (120) days of the Tag-Along Transfer Date.

     4. In connection with a transfer of Shares under Section 11.2, PSC (and any transferees of its Shares) shall not be required to make any representation or warranty other than as to (i) ownership and the absence of liens with respect to its Shares and as to its existence and the authority for, and the validity and binding effect of, any agreements entered into by PSC (and any transferees of its Shares) in connection with such transfer, and (ii) the same representations and warranties with regard to the company and its businesses as are made by PriceSmart in connection with such transfer.

II.  PROCEDURE APPLICABLE TO DRAG-ALONG RIGHTS

     1. At the time any transfer to a proposed purchaser is proposed and PriceSmart intends to require PSC (and any transferees of its Shares) to transfer its Shares pursuant to Section 11.3, PriceSmart shall give notice to PSC (and any transferees of its Shares) of its intent to require PSC (and any transferees of its Shares) to sell its Shares hereunder (the "DRAG-ALONG TRANSFER NOTICE"), which notice shall set forth the name and address of the proposed purchaser and state the number of Shares proposed to be transferred by each of PriceSmart and PSC (and any transferees of its Shares), the proposed offering price, the proposed date of any such transfer (the "DRAG-ALONG TRANSFER DATE") and any other material terms and conditions of the proposed transfer.

     2. PriceSmart shall deliver the Drag-Along Transfer Notice at least twenty (20) days prior to the Drag-Along Transfer Date. Upon the closing of the transaction, PSC (and any transferees of its Shares) shall be obligated to transfer its Shares on the terms and conditions set forth in the Drag-Along Transfer Notice.

     3. In connection with a transfer of Shares under Section 11.3, PSC (and any transferees of its Shares) shall not be required to make any representation or warranty other than as to (i) ownership and the absence of liens with respect to its Shares and as to the existence of PSC (and any transferees of its Shares) and the authority for, and the validity and binding effect of, any agreements entered into by PSC (and any transferees of its Shares) in connection with such transfer, and (ii) the same representations and warranties with regard to the Company and its businesses as are made by PriceSmart in connection with such transfer.

     4. PSC (and any transferees of its Shares) shall not be obligated to participate in any such transfer unless PSC (and any transferees of its Shares) is provided an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to PSC (and any transferees of its Shares) (x) to the effect that such transfer is not in violation of applicable laws and (y) as to any other matters to PSC (and any transferees of its Shares) may reasonably request that are customary in such transactions, or, if PSC (and any transferees of its Shares) is not provided with an opinion with respect to any matters contemplated by this clause (y), then PriceSmart shall (in addition to the indemnification contemplated below) indemnify PSC (and any transferees of its Shares) for such matters contemplated by this clause (y) as PSC (and any transferees of its Shares) shall reasonably request.

                                   EXHIBIT  B

                               FAIR MARKET VALUE

          APPRAISAL PROCEDURE. For purposes of Section 12 and Section 13 above, the value of the Shares (the "Fair Market Value") shall be determined as set forth below:

          (i) Within seven (7) days after a Shareholder makes a Buy-Sell Offer under Section 12, or serves the Option Notice under
                    Section 13, each Shareholder will appoint one independent and qualified appraiser to appraise the value of the Shares;

          (ii) The Fair Market Value of the Shares will be the average of the two appraisals.

                                   EXHIBIT  C

         EMPLOYEE'S CONFIDENTIAL INFORMATION AGREEMENT ("AGREEMENT")

     In consideration of my employment or continued employment by _______________ _______________ (hereinafter "the company") and in consideration of the salary, wages or other compensation to be paid for my services during such employment, I hereby agree as follows:

1. As used in this Agreement the term "confidential information" means information relating to the business, operations, properties, assets, products, condition (financial or otherwise), liabilities, employee relations, customers, suppliers, prospects, technology, or trade secrets of Newco and PriceSmart, Inc. or its affiliates; except to the extent such information (i) is in the public domain through no act or omission by me;
     (ii) is required to be disclosed by law, or (iii) is independently learned by me outside of my employment by the company.


2. During the term of my employment by the company, I will not, except as my duties to the company may require, disclose any confidential information to others.

3. After the term of my employment by the company, I will not disclose any confidential information to others unless such disclosure first has been authorized in writing by Newco and PriceSmart, Inc.

4. On termination of my employment by the company, or at any time it may so request, I will promptly deliver to the company all copies of any memoranda, notes, records, reports, manuals, catalogs, price lists or other documents relating to or containing any confidential information which I possess or may have under my control.

5. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns, and to the benefit of Newco and PriceSmart, Inc., each of whom may enforce it as a "third party beneficiary."

6. Damages are an inadequate remedy for a breach of this Agreement. I, therefore, agree that should a breach or threatened breach of this Agreement occur, the company and/or Newco and/or PriceSmart, Inc. may without prejudice to any other remedies which they may have, immediately obtain and enforce injunctive relief prohibiting me from violating this Agreement.

7.   This is the only agreement between these parties on this subject matter.

8. This Agreement can be modified or rescinded only by a writing signed by both parties, as well as by Newco and PriceSmart, Inc.

     I have read the foregoing, agree thereto, and hereby acknowledge receipt of a copy of this Agreement.

                                                 _____________________________
                                                 Signature of Employee

WITNESS:

________________________________



By _____________________________

Title  _________________________                 Date __________________

                                   EXHIBIT  D

          KEY EMPLOYEE'S CONFIDENTIALITY AND NON-COMPETITION AGREEMENT
                                  ("AGREEMENT")

     In consideration of my employment or continued employment by ________________ ________________ (hereinafter "the company") and in consideration of the salary, wages or other compensation to be paid for my services during such employment, I hereby agree as follows:

1. As used in this Agreement the term "confidential information" means information relating to the business, operations, properties, assets, products, condition (financial or otherwise), liabilities, employee relations, customers, suppliers, prospects, technology, or trade secrets of PriceSmart, Inc. or its affiliates; except to the extent such information
     (i) is in the public domain through no act or omission by me; (ii) is required to be disclosed by law, or (iii) is independently learned by me outside of my employment by the company.


2. During the term of my employment by the company, I will not, except as my duties to the company may require, disclose any confidential information to others.

3. After the term of my employment by the company, I will not disclose any confidential information to others unless such disclosure first has been authorized in writing by the company and by PriceSmart, Inc.

4. On termination of my employment by the company, or at any time it may so request, I will promptly deliver to the company all copies of any memoranda, notes, records, reports, manuals, catalogs, price lists or other documents relating to or containing any confidential information which I possess or may have under my control.

5. I am familiar with the Merchandise Business System licensed by PriceSmart to Newco under the agreement between them dated [__________], 1998. I agree that during the term of my employment by the company and for three years thereafter, I shall not engage in, be employed by, consult for or invest in a business which is similar to or competitive with the Merchandise Business System, including among other things, discount stores, warehouse stores, and hypermarkets.

6. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns, and to the benefit of PriceSmart, Inc. who may enforce it as a "third party beneficiary."

7. Damages are an inadequate remedy for a breach of this Agreement. I, therefore, agree that should a breach or threatened breach of this Agreement occur, the company and/or PriceSmart, Inc. may without prejudice to any other remedies which they may have, immediately obtain and enforce injunctive relief prohibiting me from violating this Agreement.

8.   This is the only agreement between these parties on this subject matter.

9. This Agreement can be modified or rescinded only by a writing signed by both parties and by PriceSmart, Inc.

     I have read the foregoing, agree thereto, and hereby acknowledge receipt of a copy of this Agreement.

                                                _____________________________
                                                Signature of Employee

WITNESS:

______________________________



By ___________________________

Title  _______________________                  Date __________________

                                    ATTACHMENT A

                                         TO

                                 MEMBERS' AGREEMENT

                                        FOR

                                 PSMT CARIBE, INC.

                           LICENSING, TECHNOLOGY TRANSFER,

                           TRAINING AND SOURCING AGREEMENT


                                        among


                      PRICESMART, INC., VENTURES SERVICES, INC.

                                         and

                                   PSMT Caribe, Inc.

                      LICENSING, TECHNOLOGY TRANSFER, TRAINING
                               AND SOURCING AGREEMENT


                                  TABLE OF CONTENTS
                                                                          Page
                                                                          ----

RECITALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

1.   DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

2.   LICENSE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

3.   COMPUTER SOFTWARE SYSTEMS . . . . . . . . . . . . . . . . . . . . . .   3

4.   TECHNICAL SUPPORT SERVICE . . . . . . . . . . . . . . . . . . . . . .   5

5.   CONSIDERATION FOR LICENSE AND RIGHTS AND REIMBURSEMENT OF EXPENSES. .   5

6.   ADDITIONAL DUTIES OF LICENSEE . . . . . . . . . . . . . . . . . . . .   6

7.   MERCHANDISING . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

8.   PROTECTION OF INTELLECTUAL PROPERTY RIGHTS. . . . . . . . . . . . . .  10

9.   INDEMNITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

10.  CONFIDENTIAL INFORMATION AND NON-COMPETITION. . . . . . . . . . . . .  11

11.  TERM. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

12.  TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

13.  ARBITRATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

14.  REPRESENTATIONS AND WARRANTIES OF LICENSEE. . . . . . . . . . . . . .  14

15.  GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . . . .  14

                      LICENSING, TECHNOLOGY TRANSFER, TRAINING
                               AND SOURCING AGREEMENT


          This Licensing, Technology Transfer, Training and Sourcing Agreement (this "Agreement") is entered into by and among PriceSmart, Inc., a corporation organized and existing under the laws of the State of Delaware, U.S.A. ("PriceSmart"), Ventures Services, Inc., a corporation organized and existing under the laws of the State of Delaware, U.S.A., and a wholly-owned subsidiary of PriceSmart ("VSI"), and PSMT Caribe, Inc., an International Business (Exempt) Company organized and existing under the laws of the British Virgin Islands ("Licensee"), effective as of _____________ ("Effective Date").

                                       RECITALS

          WHEREAS, PriceSmart owns the rights to certain intellectual property for the design, establishment and operation of a business engaged in the sale of general merchandise, food and related products and services (the "Merchandise Business System");

          WHEREAS, PriceSmart and PSC, S.A, a company organized and existing under the laws of Panama, have entered into a Shareholders' Agreement (the "Shareholders' Agreement") establishing Licensee as their joint venture vehicle to implement the Merchandise Business System in Costa Rica, the Dominican Republic, El Salvador, Honduras and Nicaragua (collectively, the "Territory");

          WHEREAS, in order to accomplish such implementation, Licensee desires that PriceSmart and VSI provide to Licensee a license to establish the Merchandise Business System in the Territory and the right to receive certain merchandising and technical support from PriceSmart and VSI, and PriceSmart and VSI are willing to provide such rights to Licensee, subject to the terms and conditions set forth below.

                                      AGREEMENT

          NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, the parties to this Agreement agree as follows:

     1.   DEFINITIONS.

     As used in this Agreement, the following terms shall have the following meanings:

          1.1 "AFFILIATE" of any Person shall mean any entity or person which is owned directly or indirectly fifty percent (50%) or more by the Person, which holds an interest, directly or indirectly of fifty percent (50%) or more in the Person, or which has a common owner with the Person which owner has directly or indirectly, fifty percent (50%) or more of both the Person and the Affiliate.

          1.2 "BUSINESS PLAN" shall mean a three (3) PriceSmart Year operating plan, prepared by Licensee with assistance from PriceSmart or its Affiliates, for the establishment and operation of the Merchandise Business System in the Territory, including projections of financing, capital investment, revenues, cash flows and expenses.

          1.3 "COMPUTER SOFTWARE SYSTEMS" means certain computer software systems for merchandising, membership, point of sale, and accounting applications, capable of performing management information systems functions for the operation of the Merchandise Business System.

          1.4 "GOVERNMENTAL APPROVAL" means any permission, authorization, order or expiration of waiting period following filing or notification, of any instrumentality of the government(s) of the Territory that is required in order for the parties to this Agreement to carry out all provisions of this Agreement.

          1.5    "PERSON" shall mean any individual, organization
(unincorporated or incorporated), association, trust, entity or partnership.

          1.6 "PRICESMART INTELLECTUAL PROPERTY" means all intangible proprietary rights owned by or controlled by PriceSmart relating to the ownership and operation of the Merchandise Business System or affinity programs, with respect to the Territory, including, PriceSmart Trademarks, copyrights, trade dress, trademarks or service marks, private labels and brand names, whether registered or unregistered, trade secrets and technical expertise.

          1.7 "PRICESMART QUARTER" means, during a PriceSmart Year, the following periods: September 1 through November 30 (the "First Quarter"); December 1 through February 28 (or February 29 if a leap year) (the "Second Quarter"); March 1 through May 31 (the "Third Quarter"); and June 1 through August 31 (the "Fourth Quarter").

          1.8 "PRICESMART TRADEMARKS" means the trademarks and service marks, whether registered or unregistered, or the subject of pending applications, listed on Exhibit A, and all counterparts thereof in the language of the Territory.

          1.9 "PRICESMART YEAR" means the period which begins on September 1 of each calendar year and ends on August 31 of the following calendar year.

          1.10 "TERRITORY OUTLET" means a store established and operated in the Territory by Licensee using the Merchandise Business System.

          1.11 "YEAR" means each twelve-month period from the Effective Date and from each anniversary thereof.

     2.   LICENSE.

          2.1 EXCLUSIVE LICENSE; CONDITIONS. Subject to the terms and conditions of this Agreement, and to the terms of existing agreements to which PriceSmart and its Affiliates may be parties, PriceSmart hereby grants to Licensee an exclusive license to use in the Territory and for the Merchandise Business System only, such of the PriceSmart Intellectual Property as is required, in the reasonable judgment of PriceSmart, to develop and operate the Territory Outlets for so long as this Agreement shall remain in effect; PROVIDED, the use of PriceSmart Trademarks is only in the manner and format as provided in the PriceSmart Identity Guidelines (the "Guidelines") constituting Exhibit B, or in such other manner and format as PriceSmart may advise Licensee in writing. PriceSmart reserves the right to change at any time and from time to time the PriceSmart Trademarks licensed hereunder, as required by law or in response to a bona fide claim against the PriceSmart Trademarks, and in such event will reimburse Licensee for its costs incurred in effecting such change.

          2.2 RESTRICTIONS. All rights of PriceSmart not granted by PriceSmart hereunder are reserved to PriceSmart. Any use by Licensee of PriceSmart Intellectual Property beyond the rights herein granted shall be a material breach of this Agreement by Licensee. This license shall remain in effect for the term of this Agreement only. Licensee shall not sub-license any PriceSmart Intellectual Property or any other rights granted in this Agreement, provided, however, that with the prior written consent of PriceSmart (not to be unreasonably withheld), Licensee may sub-license the rights and obligations arising under this Agreement to wholly-owned or virtually wholly-owned subsidiaries of Licensee.

          2.3 BUSINESS EXPANSION. PriceSmart will from time to time review expansion of the Merchandise Business System, to include new products and services (including but not limited to banking and the sale of pharmaceuticals) and the exclusive license granted herein shall be applicable to new products and services so included.

     3.   COMPUTER SOFTWARE SYSTEMS.

          3.1 ACCESS. Subject to the terms of PriceSmart's agreement with J.D. Edwards & Company, PriceSmart shall provide to Licensee, for use solely in connection with the operation of Territory Outlets during the term of this Agreement, access to the Computer Software Systems for the purposes of data entry and report generation. The access provided to Licensee under this Section
3.1 shall not be deemed to be a sub-license of the Computer Software Systems. Licensee shall not have access to the source code and object code for the Computer Software Systems.

                 In addition to access to the Computer Software Systems, PriceSmart shall provide the following supplemental services related to the San Diego-based Computer Software Systems:

            -    Processing with systems support and software maintenance;
            -    Disaster recovery services;
            -    Offsite data storage for back-up data;

            -    Hard disk data storage capacity;
            -    English language help desk 8 hours daily on working days;
                 and
            -    Ten concurrent users on J.D. Edwards & Company system.

                 Licensee shall reimburse the expenses incurred by PriceSmart in providing such services as follows:


          ----------------------------------------------------------------------
           Number of Territory Outlets       Annual Reimbursement Sum     (US$)
          ----------------------------------------------------------------------
           1 Territory Outlet              $ 30,000

           2-5 Territory Outlets           Add $ 15,000 per Territory Outlet
          ----------------------------------------------------------------------

Payment of the reimbursement sum for each Territory Outlet shall be due and payable on the opening date of such Territory Outlet. At each subsequent annual anniversary of such date, the reimbursement sum for each such Territory Outlet shall be due and payable on such anniversary date based on the number of Territory Outlets operating on such anniversary date. PriceSmart may increase the amount of the reimbursement sums payable on any anniversary date by an amount not exceeding 5% of the sums payable on the previous anniversary date.

          3.2 MODIFICATIONS. As between PriceSmart and Licensee, the Computer Software Systems and all modifications, enhancements and derivative works made to or based on the Computer Software Systems or applicable computer hardware by either party shall at all times remain the property of PriceSmart. All modifications, enhancements or derivative works made to or based on the Computer Software Systems as may be desired by Licensee shall be made by PriceSmart in its sole discretion.

          3.3 INITIAL INSTALLATION AND TRAINING. PriceSmart shall assist in the initial installation of equipment to access the Computer Software Systems. Licensee shall pay all costs relating to such installation. Additionally, as part of the initial training described in Section 4.1 below, VSI will train Licensee's users of the Computer Software Systems.

          3.4 REIMBURSEMENT. Licensee shall reimburse PriceSmart for any amounts which it is required to pay to the licensor of the Computer Software Systems in order to allow Licensee to access such Computer Software Systems. Licensee shall pay for any and all changes, modifications and enhancements made to the Computer Software Systems after the initial installation of such systems, whether by PriceSmart or its agents, to customize them for Licensee's use.

          3.5 DATA LINK. Licensee shall be solely responsible for providing and maintaining the data communications link to provide remote access, as approved by PriceSmart, between the computer system in San Diego, California which operates the Computer Software Systems and the Licensee computer terminal equipment in the Territory. Licensee shall bear the costs associated with obtaining, installing and maintaining such data communications link and computer terminal equipment in the Territory.

          3.6 CONFIDENTIALITY AND OTHER TERMS. Subject to the consent of J.D. Edwards & Company, on the Effective Date Licensee shall execute a confidentiality/non-disclosure agreement with J.D. Edwards & Company concerning the Computer Software Systems in the form attached hereto as Exhibit C, if required by J.D. Edwards & Company. Licensee agrees that it shall be bound by the terms and conditions of the Software License Agreement attached hereto as Exhibit D (as may be revised or amended from time to time) with respect to the Computer Software Systems; PROVIDED, that Licensee shall not be deemed to receive any rights or benefits under such agreement by agreeing to be bound by its terms. All of Licensee's rights to access the Computer Software Systems shall arise pursuant to this Agreement.

          3.7 LIMITATION OF DAMAGES. PriceSmart shall in no event be liable to Licensee for any loss of profits, incidental damages or consequential damages arising from or relating to the Computer Software Systems.

     4.   TECHNICAL SUPPORT SERVICE.

          4.1 VSI and/or its Affiliates shall supply to Licensee such training and management support as is outlined on Exhibit E. Licensee shall reimburse the costs and expenses of such training and management support, as is set forth in Exhibit E.

     5.   CONSIDERATION FOR LICENSE AND RIGHTS AND
          REIMBURSEMENT OF EXPENSES.

          5.1 REIMBURSEMENT OF EXPENSES. Any expenses reasonably required in connection with the implementation and support of the Merchandise Business System (other than expenses referenced in Section 3 and 4 of this Agreement) shall be subject to the mutual consent of PriceSmart and Licensee, which consent shall not be unreasonably withheld. To the extent PriceSmart advances such expenses, Licensee shall promptly reimburse PriceSmart for such advances. In addition, PriceSmart (or VSI, as the case may be) shall invoice Licensee each month for any reimbursement of expenses owed under Section 3 or Section 4, and Licensee shall remit payment to PriceSmart (or VSI, as the case may be) within fourteen (14) days of receipt of each such invoice.

          5.2 GROSS SALES ROYALTY. For the exclusive right to use the PriceSmart Intellectual Property in the Territory pursuant to the license granted in Section 2.1 above, Licensee shall pay to PriceSmart one-half of one percent (0.5%) of the Gross Sales of all Territory Outlets and all other applications of the Merchandise Business System (the "Gross Sales Royalty"). "Gross Sales" shall mean all receipts from sales of products, services, affinity programs and memberships, rental of products, and all revenue otherwise received by Licensee in connection with the Merchandise Business System (including gross receipts on consigned goods and services).

          5.3 DAILY SALES INFORMATION. At the end of every business day (I.E., every day on which any Territory Outlet is open), Licensee will transmit information for each warehouse gathered by the Point of Sale System to the MIS Department of PriceSmart. Information to be transmitted daily will include: sales by department and in total, transaction counts and item counts.

          5.4 PAYMENT OF ROYALTIES. Based on the aggregate of the daily sales information transmitted to PriceSmart for each PriceSmart Quarter, Licensee shall pay the Gross Sales Royalty for such PriceSmart Quarter in United States Dollars, with local currency being converted to United States Dollars in accordance with Section 5.6. Payment by Licensee shall be made in full no later than the fifteenth (15th) day of the PriceSmart Quarter subsequent to the particular PriceSmart Quarter for which the Gross Sales Royalty is being remitted.

          5.5    METHOD OF PAYMENT.  All payments made by Licensee to
PriceSmart under this Agreement shall be made by wire transfer, as PriceSmart shall direct in United States Dollars. Any amounts not paid when due shall bear interest at a rate that is four percent (4%) per annum above the prime lending rate of Bank of America, N.A., compounded daily until paid in full.

          5.6    CURRENCY EXCHANGE.  For purposes of payment of the Gross
Sales Royalty pursuant to Section 5.4, the sales amounts for each business day shall be converted between the local currency and the United States Dollar at the prevailing sell rate on such day, as quoted by Bloomberg L.P. at 9:00 a.m. New York City time on such day. For all other purposes under this Agreement, conversion between the local currency and the United States Dollar shall be at the prevailing sell rate on the day payment is due (or, if earlier, on the day payment is made), as quoted by Bloomberg L.P. at 9:00 a.m. New York City time on such day: provided, however, that if the payment due is reimbursement for expenses paid by PriceSmart, VSI or their Affiliates, then such reimbursement shall be at the prevailing sell rate on the date such expenses were incurred.

     6.   ADDITIONAL DUTIES OF LICENSEE.

          6.1 COMPLIANCE WITH BUSINESS PLAN. Within thirty (30) days following the Effective Date, with the assistance of PriceSmart or its Affiliates, Licensee shall complete the Business Plan and provide it to PriceSmart. In addition, during the final month of each PriceSmart Year, Licensee shall provide to PriceSmart (i) the Business Plan, updated and revised to cover the subsequent three (3) PriceSmart Years, and (ii) the budget of Licensee for the subsequent one (1) PriceSmart Year, and Licensee shall use its best efforts to comply with the Business Plan and such budget.


          6.2 TERRITORY OUTLETS' NAME. Subject to Section 2.1, all Territory Outlets shall be operated under the name "PriceSmart." The name and its counterpart in the language of the

Territory shall remain the exclusive property of PriceSmart, and shall be considered part of the PriceSmart Intellectual Property.

          6.3 OBSERVANCE OF PRICESMART SCHEDULE, POLICIES AND CORRECTIVE ACTION. PriceSmart shall have the exclusive right to determine the schedule for the establishment and opening dates of Territory Outlets and the location of each Territory Outlet, it being understood that PriceSmart intends to establish and open two stores in each of Costa Rica, the Dominican Republic, El Salvador and Honduras, with the establishment and opening of a ninth store in Nicaragua as an additional objective, subject to further review and analysis.. Additionally, in so establishing and operating Territory Outlets, and to protect the goodwill of the PriceSmart Trademarks, Licensee shall comply with all reasonable policies and standards established by PriceSmart for operation of a Territory Outlet, including, but not limited to, the Guidelines, and those Policies, Procedures, Construction Guidelines and Quality Standards described in Exhibit F, as may be supplemented and amended from time to time by PriceSmart in its reasonable discretion.

          6.4 COMPLIANCE WITH LAWS; TAXES. In establishing and operating Territory Outlets, Licensee shall observe and abide by all applicable laws, ordinances, regulations, and licensing requirements of any governmental or quasi-governmental entity. Licensee shall prepare and file, at its own expense, all filings required by applicable tax and other laws in the Territory, and shall pay all taxes required to be paid in connection with the establishment and operation of Territory Outlets, their property and the income derived therefrom. Licensee shall be responsible for the registration of this Agreement, if required by law. Licensee agrees to comply with PriceSmart's policies on ethical business conduct. Licensee shall not give anything of value to any government official to obtain or retain business. Licensee understands the provisions of the United States Foreign Corrupt Practices Act, and shall comply with such law. Any failure to so comply shall be a material breach of this Agreement.

          6.5 INSURANCE. Licensee will obtain and maintain, at its expense, a policy or policies of property, general liability and products liability insurance, with endorsements naming as an additional insured PriceSmart and its Affiliates. The policy or policies shall be in such amounts, with such companies and containing such other provisions which shall be satisfactory to PriceSmart. All such policies shall provide that the coverage thereunder shall not be terminated without at least thirty (30) days' prior written notice to PriceSmart and the other additional insureds. Licensee shall provide copies of certificates of insurance to PriceSmart evidencing compliance with this Section.

          6.6 RECORDS. Licensee will maintain, in the English language, complete financial and other records of all transactions involving the Territory Outlets and this Agreement for at least five (5) years after each such record has been created. All records shall be filed in such a way that PriceSmart shall be able to access and use such records.

          6.7 INSPECTIONS. Licensee shall allow PriceSmart to inspect the Territory Outlets from time to time to ensure the quality of the services offered in connection with the PriceSmart Trademarks. At least once each PriceSmart Year at the reasonable request of PriceSmart, Licensee shall submit to PriceSmart for its approval a representative array of Licensee's goods, advertisements and promotional materials ("Materials") bearing the PriceSmart Trademarks. PriceSmart shall have two (2) weeks after receipt of such Materials to approve or reject such Materials. If PriceSmart does not approve or reject such Materials within such two (2) week period, the Materials shall be deemed approved. After approval of any Materials by PriceSmart, the quality of all goods, advertisements or promotional materials bearing the PriceSmart Trademarks shall not materially depart from such approved quality.

          6.8 INJUNCTIVE RELIEF. Licensee acknowledges that damages would be an inadequate remedy for any breach of the provisions of Section 6.3. Therefore, the obligations of Licensee hereunder shall be specifically enforceable and PriceSmart shall be entitled to an injunction, or other equitable relief from any court of competent jurisdiction, restraining any party from committing any violations of the provisions of Section 6.3, and should such injunction or decree issue in favor of any party, such party shall also be entitled to all costs, expenses, and fees (including, without limitation, attorneys' fees) incurred in connection with such action. Such remedies shall be cumulative and not exclusive, and shall be in addition to any other remedy any party may have.

          6.9 VISAS AND WORK PERMITS. Licensee shall be responsible to assure availability of visas and work permits from the governments of the Territory to enable personnel of PriceSmart and VSI to perform their respective rights and obligations hereunder.

          6.10 MEMBERSHIP CARDS; RECIPROCAL MEMBERSHIPS. In the event that Licensee utilizes memberships for its customers at the Territory Outlets, Licensee shall issue membership cards to its members, and shall design its membership cards in the manner as described in the Guidelines. PriceSmart and Licensee agree to permit reciprocal shopping privileges between members of the Territory Outlets and members of any other outlets licensed or operated by PriceSmart.

     7.   MERCHANDISING.

          7.1 PRODUCT SOURCING. PriceSmart shall be Licensee's exclusive supplier of merchandise purchased from suppliers located in the United States or from suppliers elsewhere with which PriceSmart deals and which are on a written list of suppliers provided by PriceSmart to Licensee on an annual basis. Licensee agrees to resell merchandise purchased hereunder in the Territory only.

          7.2 OTHER SUPPLIERS. The foregoing notwithstanding, Licensee may purchase merchandise directly from U.S. suppliers or from the listed non U.S. suppliers on the following conditions:

                 7.2.1 Licensee must provide to PriceSmart a written notice and a copy of an open bona fide written offer from such suppliers to sell such merchandise on a landed basis, specifying the identity of the proposed supplier, the exact product description, quality and manufacturing specifications and the exact proposed price and terms of sale and payment; and

                 7.2.2 PriceSmart shall have the right to match such offer to Licensee with merchandise meeting or beating such product description, quality, price and terms from the same or another source of supply, by written notice given to Licensee within forty eight (48) hours of receipt by PriceSmart of Licensee's notice and such offer to sell. If PriceSmart fails to give such written notice that it will match the offer, Licensee may purchase directly, with no payment to PriceSmart on such sale.

          7.3 PRECLUDED SUPPLIERS. Licensee agrees not to deal with any supplier which does business with PriceSmart without PriceSmart's prior written consent. Licensee shall not purchase merchandise or services from an entity owned in any part, directly or indirectly, by any of Walmart Stores, Inc., SHV Holdings, N.V. (Makro), Dayton Hudson Corporation, Kmart Corporation, The Home Depot, Inc., Office Depot, Inc., Costco Companies, Inc., Carrefour, S.A., BJ's Wholesale Club, Inc. and each of their receptive affiliates, without PriceSmart's prior written consent.

          7.4 RELATED SERVICES. In connection with sales of merchandise to Licensee, PriceSmart will also: provide a menu of products to be approved by Licensee for import into the Territory and will establish pricing and terms with the vendors of such products; provide replenishment services to manage planned inventory levels; assist in developing plans, controlling inventories, and presenting new products and/or programs; negotiate ocean shipments on behalf of Licensee, as requested by Licensee; assist in preparation and sourcing of documents required to import to the Territory products sold by PriceSmart; assist in the selection of an import broker and in establishing an in-Territory distribution, storage and handling system for imported goods, as requested by Licensee; utilize its systems to assist Licensee in assuring net landed costs are accurate and include all costs; and recommend selling prices and initial mark-ups on individual products designed to achieve overall margin goals (however, Licensee shall set its resale prices in its own discretion).

          7.5    ADDITIONAL SERVICES.  In the event Licensee requests
PriceSmart to assist Licensee in the sourcing or shipment of merchandise not sold by PriceSmart (pursuant to Section 7.2) Licensee shall pay to PriceSmart a reasonable fee for such service, the amount of such fee to be agreed upon at the time of such request.

          7.6 PRICES; TERMS OF SALE. All prices for merchandise shall be set by PriceSmart to constitute reimbursement of all of PriceSmart's direct costs to deliver the merchandise to Buyer at the agreed location of an FCA basis, as described herein, plus a services payment equal to two percent (2%) of such costs. Each billing for goods sold to Licensee by PriceSmart shall include the services payment charge. All sales will be on FCA terms, as defined in Incoterms, 1990 edition.

          7.7 ORDERING OF MERCHANDISE AND PAYMENT. Licensee shall order and pay for merchandise purchased from PriceSmart in accordance with procedures set forth in Exhibit G.

     8.   PROTECTION OF INTELLECTUAL PROPERTY RIGHTS.

          8.1 FILINGS. PriceSmart shall have the exclusive right to file and maintain any and all trademark and other registrations required to protect PriceSmart Intellectual Property and the Computer Software Systems in the Territory. Licensee shall cooperate with PriceSmart in such filings.

          8.2 OWNERSHIP. Licensee acknowledges that, as between it and PriceSmart, the Computer Software Systems, all PriceSmart Trademarks and all other PriceSmart Intellectual Property are owned by PriceSmart. Any use by Licensee of PriceSmart Intellectual Property shall inure to the exclusive benefit of PriceSmart.

          8.3 DERIVATIVE WORKS. Licensee shall not, and will not permit any other person under its control to, copy, make derivations of or adapt any portion of the Computer Software Systems or any PriceSmart Intellectual Property, except with the prior written consent of PriceSmart.

          8.4 USE. Licensee shall not use, and will not permit any other person to use, any PriceSmart Trademarks or PriceSmart's trade names, or any service marks, trade names or trademarks confusingly similar thereto, except with the express prior written consent of PriceSmart, and then solely in connection with Licensee's establishment and operation of Territory Outlets and the advertising and promotion of such Territory Outlets.

          8.5 NOTICE. Licensee shall use any PriceSmart Trademarks in compliance with PriceSmart's instructions, and with the "TM" or "-Registered Trademark-" designation or such other notice or identification as is specified by PriceSmart.

          8.6    THIRD PARTY INFRINGEMENT.

                 8.6.1 In the event that any person or entity is infringing or is making any use of any portion of the Computer Software Systems or any PriceSmart Intellectual Property, PriceSmart shall promptly decide whether or not to institute any legal action against any alleged infringer of PriceSmart's Intellectual Property or the Computer Software Systems in the Territory (an "Infringer").

                 8.6.2 Licensee shall cooperate fully with PriceSmart in any legal action taken by PriceSmart and, if requested by PriceSmart, and at PriceSmart's expense, be a co-plaintiff, assign its right to PriceSmart, or take such steps to allow PriceSmart to enforce the legal rights of both parties; PriceSmart shall reimburse Licensee for any losses incurred by Licensee as a result of Licensee being a co-plaintiff at PriceSmart's request, except to the extent such losses arise out of or relate to the conduct of the Territory Outlets or any other activity of Licensee. Licensee shall not take action on behalf of PriceSmart Intellectual Property against an Infringer without PriceSmart's prior written consent.

     9.   INDEMNITIES.

          9.1 LICENSEE INDEMNITY AND HOLD HARMLESS. Licensee hereby indemnifies PriceSmart, its Affiliates, officers, directors, shareholders, employees and representatives (each, a "PriceSmart Indemnified Party") against, and releases and holds each PriceSmart Indemnified Party harmless from, any and all claims, costs, losses, damages, liabilities and expenses incurred by such party, including, without limitation, settlement costs and reasonable attorneys' fees and disbursements, arising out of or relating to the conduct of Territory Outlets or any other activity of Licensee.

          9.2 PRICESMART INDEMNITY AND HOLD HARMLESS. PriceSmart hereby indemnifies Licensee, its Affiliates, officers, directors, shareholders, employees and representatives (each, a "Licensee Indemnified Party") against, and releases and holds each Licensee Indemnified Party harmless from, any and all claims, costs, losses, damages, liabilities and expenses incurred by such party, including, without limitation, settlement costs and reasonable attorneys' fees and disbursements, arising out of activities of PriceSmart unrelated to the Territory Outlets.

          9.3 SURVIVAL. The indemnity obligations in this Section 9 shall survive expiration or termination of this Agreement for any reason.


    10.   CONFIDENTIAL INFORMATION AND NON-COMPETITION.

          10.1 CONFIDENTIALITY. During the term of the Agreement and for three (3) years thereafter, Licensee and its Affiliates shall maintain in strict confidence all information Licensee or its Affiliates have obtained or shall obtain from PriceSmart or its Affiliates, pursuant to this Agreement or otherwise, relating to the business, operations, properties, assets, products, condition (financial or otherwise), liabilities, employee relations, customers, suppliers, prospects, technology, or trade secrets of PriceSmart or its respective Affiliates; except to the extent such information (i) is in the public domain through no act or omission of the disclosing party; (ii) is required to be disclosed by law, or (iii) is independently learned by the disclosing party outside of this relationship ("Confidential Information"). Neither Licensee nor its Affiliates shall issue any press release or make any public announcement concerning the transactions contemplated hereby without the prior written consent of PriceSmart. Licensee agrees to (i) cause the employees, agents or representatives of Licensee who may have access to Confidential Information relating to PriceSmart to enter into an appropriate written confidentiality and proprietary rights agreement, in a form reasonably acceptable to PriceSmart prior to disclosing any such Confidential Information to such employees, agents or representatives, and (ii) immediately deny access to such Confidential Information to any individual who breaches such agreement. PriceSmart shall be a third party beneficiary of each such agreement. Licensee shall use its best efforts to protect the Confidential Information, and shall not use the Confidential Information for its own benefit or the benefit of any other person or entity, except as may be specifically permitted in this Agreement.

     10.2   NON-COMPETITION.

            10.2.1 In order to preserve for the benefit of PriceSmart the value of Confidential Information relating to PriceSmart, Licensee agrees that neither it, its Affiliates nor the Key Employees shall engage in, be employed by, consult for or invest in a business which is similar to or competes with the Merchandise Business System, including, among other things, discount stores, warehouse stores, and hypermarkets, during the term of this Agreement and for three (3) years thereafter; provided, however, that: (i) Key Employees and the Affiliates of Licensee may continue to engage in, be employed by, consult for and invest in any business where such engagement, employment, consultation or investing relationship exists as of the date of this Agreement. "Key Employees" as used herein means employees who hold the following positions:
Operations/Store Manager, Administrative/Accounting Supervisor, Merchandise Buyer, Information Systems Supervisor, Front End Manager, Receiving Manager, Membership/Marketing Manager and Merchandise Manager.

            10.2.2 It shall be the obligation of Licensee, no later than ninety (90) days following the Effective Date, to procure from all Key Employees and Affiliates their written agreement to abide by the covenant set forth in Section 10.2.1 in a form reasonably acceptable to PriceSmart, and PriceSmart shall be a third party beneficiary of each such agreement.

     11.  TERM.

          11.1 Unless terminated earlier pursuant to Section 12, this Agreement shall have a term consisting of twenty (20) years commencing on the Effective Date.

     12.  TERMINATION.

          12.1 TERMINATION BY EITHER PARTY. This Agreement may be terminated upon written notice, immediately, by either party if any of the following occur:

                    12.1.1 The other party becomes unable to pay its debts as they mature in the ordinary course of business or makes an assignment for the benefit of creditors;

                    12.1.2 The other party materially breaches or fails to perform any obligation or covenant in this Agreement and fails to cure such breach or failure within ten (10) days following notice thereof by the party; provided, that if such breach or failure cannot be cured within such ten (10) day period, then the other party shall not be deemed to be in breach hereunder if it has commenced a cure within such ten (10) day period and the other party diligently completes such cure as soon as possible, and within a sixty (60) day period; or

                    12.1.3 The other party materially breaches or fails to perform any obligation or covenant in this Agreement for the third time during any twelve (12) month period.

          12.2 TERMINATION BY PRICESMART. This Agreement may be terminated upon written notice, effective immediately, by PriceSmart if either of the following shall occur:

                    12.2.1 The Shareholders' Agreement is terminated by PriceSmart; or

                    12.2.2 Licensee fails for any reason in any PriceSmart Year to have average Gross Sales per Territory Outlet, for those Territory Outlets which are at least 4,000 square meters in size and which have been open for at least twelve (12) consecutive months, of at least US$20,000,000; provided, however, that a Territory Outlet may be excluded from the determination of average Gross Sales per Territory Outlet where such Territory Outlet has been materially affected by fire, flood, earthquake, war, epidemic, freight embargoes, or unusually severe weather.

          12.3 EFFECT OF TERMINATION. Subject to the other provisions of this Section 12, upon termination or expiration of this Agreement for any reason:

                    12.3.1 The licenses referred to in Section 2.1, the rights of access referred to in Section 3.1 and the services referred to in Sections 4 and 7 shall terminate forthwith and automatically;

                    12.3.2 Each party shall return to the other all proprietary and confidential information obtained from such other party in connection with this Agreement and shall forthwith pay to the other all amounts due hereunder;

                    12.3.3 Licensee shall cease forthwith to use any Computer Software Systems, PriceSmart Trademarks, and other PriceSmart Intellectual Property and shall return all materials, written or otherwise, delivered by PriceSmart to Licensee in connection with this Agreement; and

                    12.3.4 All obligations of the parties hereunder shall terminate prospectively forthwith (other than those set forth in Sections 5, 6.6, 6.7, 6.8, 8, 9, 10, 13 and 15, which shall survive indefinitely or as specified therein).

          12.4 LEGAL REMEDIES. The termination or expiration of this Agreement shall not affect the legal rights or remedies of either party arising from any material breach of this Agreement prior to such termination.

     13.  ARBITRATION.

          13.1 Except for injunctive relief under Sections 6.8, 9 and 10, all disputes and claims concerning the validity, interpretation, performance, termination and/or breach of this Agreement ("Dispute(s)") shall be referred for final resolution to arbitration in Miami, Florida, U.S.A. under UNCITRAL Rules as administered by the American Arbitration Association (the "Rules"). All proceedings shall be conducted in the English language. The parties hereby agree that arbitration hereunder shall be the parties' exclusive remedy and that the arbitration decision and award, if any, shall be final, binding upon, and enforceable against, the parties, and may be confirmed by the judgment of a court of competent jurisdiction. In the event of any conflict between the Rules and this paragraph, the provisions of this paragraph shall govern.

          13.2 Notwithstanding the above, a party may bring court proceedings against any other party (i) to obtain preliminary injunctive relief pending completion of arbitration, or (ii) as part of litigation commenced by a third party. The parties hereby submit to personal jurisdiction in the State of Florida. The prevailing party in any arbitration or court proceeding shall be awarded its reasonable attorneys' fees against the non-prevailing party or parties.

     14.  REPRESENTATIONS AND WARRANTIES.

          14.1      Licensee represents and warrants to PriceSmart as follows:
Licensee is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands is qualified to operate a retail sales business in the Territory and is qualified to lease and own real estate in the Territory under the laws of the Territory. Licensee has full corporate power and authority to execute and deliver this Agreement, consummate the transactions contemplated hereby and perform its obligations hereunder.

     15.  GENERAL PROVISIONS.

          15.1 NO WITHHOLDINGS AND DEDUCTIONS. Licensee shall make all payments free and clear and without subtraction of any taxes, deductions, withholdings, conversion fees, wire transfer fees or offset of any kind. All such taxes and fees shall be Licensee's responsibility. Licensee may not offset, deduct or withhold amounts owed it by PriceSmart. Any withholding taxes imposed by any jurisdiction are the responsibility of Licensee and shall be paid by Licensee. Time is of the essence on all payments due under this Agreement.

          15.2 RELATIONSHIP OF THE PARTIES. Neither party hereto is an agent or representative of the other party. Both parties acknowledge that the relationship of Licensee to PriceSmart shall be and at all times remain one of an independent contractor. Except as otherwise provided herein, neither party shall have the right or authority to assume, create or enlarge any obligations or commitment on behalf of the other party and shall not represent itself as having the authority to bind the other party in any manner.

          15.3 ASSIGNMENT. Neither party shall assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party, PROVIDED, that PriceSmart may, without Licensee's prior written consent, assign, delegate or otherwise transfer any of its rights or obligations under this Agreement to (i) an Affiliate, (ii) an entity into which or with which PriceSmart is merged or consolidated, or
(iii) an entity acquiring substantially all the assets of PriceSmart.

          15.4 AMENDMENTS. Amendments to this Agreement may be made only by mutual agreement of the parties in writing.

          15.5 EXPENSES. Each of the parties shall bear its own expenses incurred in connection with the negotiation, execution and delivery of this Agreement.

          15.6 NO WAIVER. The failure of either party to insist upon the strict observance and performance of the terms of this Agreement shall not be deemed a waiver of other obligations hereunder, nor shall it be considered a future or continuing waiver of the same terms.

          15.7 NOTICE. All notices and other communications under the Agreement shall be in writing, shall be delivered by facsimile transmission, air courier service, in person or by registered or certified mail with return receipt requested, and shall be deemed to have been duly given on the date of any receipt or record maintained by the service or person making delivery. Delivery shall be to the address set forth below or such other address or facsimile number as may hereafter be furnished in writing by either party to the other. The current address for each party is set forth below the signatures, hereinbelow.

          15.8 VALIDITY OF AGREEMENT. In the event any provision, or portion thereof, of this Agreement is held by a court having proper jurisdiction to be for any reason unenforceable or invalid, the remaining provisions, or portions thereof, of this Agreement shall continue to exist and shall remain in full force and effect.

          15.9 APPLICABLE LAW. This Agreement shall be interpreted in accordance with, and all questions concerning the validity, interpretation, performance or breach of this Agreement shall be governed by, the laws of the State of Florida, U.S.A.

          15.10 LANGUAGE. The official version of this Agreement is in the English language, and shall govern over any non-English translations.

          15.11 INTEGRATION. This Agreement is the only agreement between the parties with respect to the subject matter contained herein. This Agreement supersedes all prior oral or written understandings, agreements and offers between the parties related to such subject matter.

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

     IN WITNESS WHEREOF, the parties, having full power and authority to enter into this Agreement, have executed this Agreement as of the following Effective
Date:  [_________], 1998.


LICENSEE:                               PSMT Caribe, Inc.



                                        By
                                           --------------------------------

                                        -----------------------------------
                                             (Print Name and Title)



                                        ---------------------------

                                        ---------------------------

                                        ---------------------------
                                        Fax Number:


PRICESMART:                             PRICESMART, INC.

                                        By
                                           --------------------------------

                                        -----------------------------------
                                             (Print Name and Title)


                                        4649 Morena Blvd.
                                        San Diego, CA 92117
                                        Fax Number: (619) 581-4707


  VSI:
(As to Sections 1, 4, 5.1, 5.5,
 5.6, 6.8, 12, 13 and 15)               VENTURES SERVICES, INC.

                                        By
                                           --------------------------------

                                        -----------------------------------
                                             (Print Name and Title)


                                        4649 Morena Blvd.
                                        San Diego, CA 92117
                                        Fax Number: (619) 581-4707


                                          17